Structured Investments Opportunities in International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

September 13, 2024

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Trigger PLUS Based on the Level of the TOPIX® Index due October 5, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	October 5, 2027
Underlying index:	The TOPIX® Index (Bloomberg symbol: TPX) For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪   If the final level is greater than the initial level:
$1,000 + the leveraged upside payment

▪   If the final level is less than or equal to the initial level but is greater than or equal to the trigger level:

$1,000

▪   If the final level is less than the trigger level :
$1,000 × the index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will result in a loss of up to 100% of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	At least 165.00%, to be determined on the pricing date
Index percent increase:	(final level – initial level) / initial level
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Valuation date*:	September 30, 2027
Index performance factor:	final level / initial level
Trigger level:	80% of the Initial level
Principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date*:	On or about September 30, 2024
Original issue date*:	On or about October 3, 2024 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Trigger PLUS on the pricing date is expected to be between $925.00 and $975.00 per Trigger PLUS, which will be less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40447BGW6
ISIN:	US40447BGW63
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	http://www.sec.gov/Archives/edgar/data/83246/000110465924099685/tm2423264d142_fwp.htm
*The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Trigger PLUS.

Change in the Underlying Index	Return on Trigger Plus[*]
+80.00%	$1,132.00
+60.00%	$1,099.00
+50.00%	$1,082.50
+40.00%	$1,066.00
+30.00%	$1,049.50
+20.00%	$1,033.00
+10.00%	$1,016.50
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

PUBLIC

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Trigger PLUS, including a more complete description of the risks relating to the Trigger PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the PLUS

•	Trigger PLUS do not pay interest.

•	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date.

Risks Relating to the Underlying Index

•	Investing in the Trigger PLUS is not equivalent to investing in the stocks included in the underlying index.

•	Risks Associated with non-U.S. companies.

•	The Trigger PLUS will not be adjusted for changes in exchange rates.

General Risk Factors

•	Credit risk of the issuer.

•	The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the PLUS in the secondary market, if any.

•	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.

•	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS.

•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the Trigger PLUS.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

•	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.

•	The Trigger PLUS will not be listed on any securities exchange or automated trading system and secondary trading may be limited.

•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Trigger PLUS —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Trigger PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

PUBLIC